HNI Corporation  408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

    June 16, 2009

U.S. Securities and Exchange Commission                                                                             VIA EDGAR AND FACSIMILE
Division of Corporation Finance
Mail Stop 7010
100 F Street, N.E.
Washington, D.C. 20549

Attn:  Sherry Haywood, Staff Attorney

Re:    HNI Corporation
Registration Statement on Form S-3
File No. 333-157578

Ladies and Gentlemen:

On behalf of HNI Corporation ("HNI") and pursuant to Rule 461 under the Securities Act of 1933, the undersigned hereby requests the effective date of the above-referenced Registration Statement on Form S-3 be accelerated to 12:00 p.m., Washington, D.C. time, on Thursday, June 18, 2009, or as soon thereafter as practicable.  HNI hereby acknowledges that:

•	should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;
•
the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•
the company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                        U. S. Securities and Exchange Commission
                                        Page 2
                                        June 16, 2009

Please contact me at (563) 272-4919 if you have any questions regarding the foregoing request.

Sincerely,

Steven M. Bradford
Vice President, General Counsel and Secretary

cc:    Koby Kreinbring, Senior Counsel – HNI Corporation
 Joseph P. Richardson, Esq. – Squire, Sanders & Dempsey L.L.P.
 Matthew M. Holman, Esq. – Squire, Sanders & Dempsey L.L.P.

Facsimile:  (202) 772-9177